UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

COMSCORE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	54-1955550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(703) 438-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RENTRAK CORPORATION AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

RENTRAK CORPORATION 2011 INCENTIVE PLAN

(Full title of the plans)

Serge Matta

Chief Executive Officer

comScore, Inc.

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(703) 438-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert G. Day, Esq.

Michael S. Ringler, Esq.

Michael C. Labriola, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street, NW, Fifth Floor

Washington, DC 20006

(202) 973-8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $0.001 par value, to be issued pursuant to outstanding awards under the terms of the Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan(4)	1,137,462	$19.92(2)	$22,658,243.04(2)	$2,281.69
Common Stock, $0.001 par value, to be issued pursuant to outstanding awards under the terms of the Rentrak Corporation 2011 Incentive Plan (4)	922,589 370,928	$16.58(2) $41.05(5)	$15,296,525.62(2) $15,226,594.40(5)	$1,540.36 $1,533.32
Total	2,430,979		$53,181,363.06	$5,355.36

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) and the Rentrak Corporation 2011 Incentive Plan (the “2011 Plan”), each as described herein, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with paragraph (h) of Rule 457 of the Securities Act, solely for the purpose of calculating the registration fee based upon the weighted average exercise price per share.
(3)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $0.0001007 multiplied by the maximum aggregate price at which such securities are proposed to be offered.
(4)	Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (the “Merger Agreement”) by and among the Registrant, Rum Acquisition Corporation and Rentrak Corporation, upon the closing of the transaction contemplated by the Merger Agreement on January 29, 2016 (the “Merger”), the Registrant assumed outstanding stock options under the 2005 Plan, and assumed certain outstanding stock options and restricted stock units under the 2011 Plan, and such stock options and restricted stock units were automatically converted into stock options and restricted stock units, respectively, in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares and the exercise price (if applicable) of each such award, resulting in stock options to purchase 1,137,462 shares of the Registrant’s common stock assumed under the 2005 Plan, stock options to purchase 922,589 shares of the Registrant’s common stock assumed under the 2011 Plan, and restricted stock units with respect to 370,928 shares of the Registrant’s common stock assumed under the 2011 Plan.
(5)	Estimated in accordance with paragraph (c) of Rule 457 of the Securities Act, solely for the purpose of calculating the registration fee based upon the average ($41.05) of the high ($42.92) and low ($39.17) prices of the Registrant’s common stock, as reported on the NASDAQ Stock Market on January 27, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by comScore, Inc. (“comScore”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this registration statement. However, comScore does not incorporate by reference those items which were “filed” for purposes of Section 8 of the Exchange Act or incorporated by reference in any filing under the Securities Act.

•	comScore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 20, 2015.

•	comScore’s amendment no. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with Commission on April 24, 2015.

•	comScore’s quarterly reports on Form 10-Q for the period ended March 31, 2015, filed with the Commission on May 5, 2015, the period ended June 30, 2015, filed with the Commission on August 7, 2015, and the period ended September 30, 2015, filed with the Commission on November 6, 2015.

•	comScore’s current reports on Form 8-K, filed with the Commission on April 3, 2015 (as amended June 17, 2015), May 5, 2015, May 15, 2015, June 3, 2015, July 24, 2015, August 7, 2015, September 29, 2015, November 5, 2015 and November 6, 2015.

•	The description of comScore’s common stock contained in its registration statement on Form 8-A, filed with the Commission on June 6, 2007, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by comScore pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article X of the Registrant’s amended and restated certificate of incorporation authorizes it to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant bylaws provides for the indemnification of officers, directors and third parties acting on its behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to its best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors, executive officers and others, in addition to indemnification provided for in its bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/ Period End Date	Filed Herewith

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation			X

10.1	Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan	10-Q(1)	11/04/2011

10.2	Rentrak Corporation 2011 Incentive Plan	DEF 14A(1)	07/15/2011

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.			X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).			X

24.1	Power of attorney (contained on signature pages of this registration statement)			X

(1)	Indicates a filing of Rentrak Corporation.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 1st day of February, 2016.

COMSCORE, INC.

By:	/s/ Serge Matta
Name:	Serge Matta
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Magid M. Abraham, Serge Matta and Melvin Wesley III, and each of them, his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Serge Matta Serge Matta	President, Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2016

/s/ Melvin Wesley III Melvin Wesley III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2016

/s/ Magid M. Abraham, Ph.D. Magid M. Abraham, Ph.D.	Executive Chairman of the Board of Directors	February 1, 2016

/s/ Gian M. Fulgoni Gian M. Fulgoni	Chairman Emeritus and Director	February 1, 2016

/s/ Russell Fradin Russell Fradin	Director	February 1, 2016

/s/ William J. Henderson William J. Henderson	Director	February 1, 2016

/s/ William Katz William Katz	Director	February 1, 2016

/s/ Ronald J. Korn Ronald J. Korn	Director	February 1, 2016

/s/ Joan Lewis Joan Lewis	Director	February 1, 2016

/s/ William Engel William Engel	Director	February 1, 2016

/s/ Patricia Gottesman Patricia Gottesman	Director	February 1, 2016

/s/ William P. Livek William P. Livek	Director	February 1, 2016

/s/ Brent Rosenthal Brent Rosenthal	Director	February 1, 2016

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form		Filing Date/ Period End Date	Filed Herewith

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.				X

10.1	Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan	10-Q	(1)	11/04/2011

10.2	Rentrak Corporation 2011 Incentive Plan	DEF 14A	(1)	07/15/2011

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.				X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).				X

24.1	Power of attorney (contained on signature pages of this registration statement).				X

(1)	Indicates a filing of Rentrak Corporation.